As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2579751
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9172 ETON AVENUE

CHATSWORTH, CALIFORNIA 91311

(818) 709-1244

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DONALD C. MUELLER

CHIEF FINANCIAL OFFICER

IRIS INTERNATIONAL, INC.

9172 ETON AVENUE

CHATSWORTH, CALIFORNIA 91311

(818) 709-1244

Copy to:

JOHN J. MCILVERY, ESQ.

STUBBS ALDERTON & MARKILES, LLP

15260 VENTURA BOULEVARD, 20TH FLOOR

SHERMAN OAKS, CALIFORNIA 91403

(818) 444-4500

(Name, address, including zip code, and telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	381,325 shares	$13.08	$4,987,731.00	$533.69

(1)	In the event of a stock split, stock dividend, or other similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a per share price of $13.08, the average of the high and low reported sales prices of the Registrant’s common stock on the Nasdaq National Market on June 23, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 29, 2006

IRIS International, Inc.

381,325 Shares

Common Stock

($0.01 Par Value)

This prospectus relates to the disposition of 381,325 shares of our common stock which may be disposed of, from time to time, by the selling stockholder listed in the section of this prospectus entitled “Selling Stockholder,” or other transferees, pledges, donees or successors-in-interest. The selling stockholder acquired, or may be entitled to acquire, the shares of common stock offered by this prospectus in connection with our acquisition of Leucadia Technologies, Inc., a California corporation (“Leucadia”), effective April 3, 2006.

We will not receive any of the proceeds from the sale of the 381,325 shares being offered by the selling stockholder hereunder.

Our common stock is quoted on the Nasdaq Global Market (formerly the Nasdaq National Market) under the symbol “IRIS.” On June 23, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $12.84 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE “ RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2006

INFORMATION CONTAINED IN THIS PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and “IRIS” refer to IRIS International, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. You may generally identify these statements by the use of words such as “expect,” “anticipate,” “intend,” “plan” and similar expressions.

You should not place undue reliance on our forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous risks and uncertainties that are beyond our control, including those we discuss in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. The information in this prospectus speaks only as of the date of this prospectus and the information incorporated herein by reference speaks only as of its date. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and incorporated in this prospectus by reference. Because this is only a summary, it does not contain all of the information that you should consider before investing in our common stock. Therefore, you should read carefully and consider this entire prospectus, including the “risk factors” Section and the information we incorporate by reference, before investing in our common stock.

Iris International, Inc.

IRIS International, Inc. is engaged in the design, development, manufacturing and marketing of patented and proprietary in vitro diagnostic systems for automating microscopic imaging and chemical urinalysis, innovative centrifuges for blood, cytology, and urinalysis for the clinical and veterinary markets and molecular diagnostic products. Our business is operated through five operating units: IRIS Diagnostics Division, and our four subsidiaries, StatSpin, Inc. (d.b.a. Sample Processing B.U.), Iris Molecular Diagnostics, Inc., Advanced Digital Imaging Research, LLC (ADIR) and IRIS Global Networks, Inc.

Our largest business unit, Iris Diagnostics Division, designs, manufactures and markets in vitro diagnostics (IVD) systems, consumables and supplies for urinalysis and body fluids. StatSpin, Inc., d.b.a. Iris Sample Processing Division, markets small centrifuges, DNA processing stations and other equipment and accessories for rapid specimen processing. Iris Molecular Diagnostics, Inc., is engaged in the development of innovative ultra-sensitive diagnostics and sample processing products with applications in the urinalysis, oncology and infectious disease markets. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and contract development in imaging and pattern recognition. IRIS Global Networks, Inc., provides sales and service support for our expanding distribution network for our iQ200 Automated Urine Microscopy Analyzer and iChem product line.

We are a Delaware corporation. Our executive offices are located at 9172 Eton Avenue, Chatsworth, California 91311, and our telephone number is (818) 709-1244. Our website address is www.proiris.com. The information on our website is not a part of this prospectus.

The Offering

Common stock offered	381,325 shares by the selling stockholder

Common stock outstanding before this offering	17,854,185 shares

Common stock to be outstanding after this offering	17,963,135 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. See “Use of Proceeds.”

NASDAQ Global Market symbol	IRIS

Risk Factors	See “Risk Factors” beginning on page 5 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

In the table above, the number of shares to be outstanding after this offering is based on 17,854,185 shares outstanding as of June 15, 2006, and assumes the issuance to the selling stockholder of 108,950 shares as an earn-out payment pursuant to the terms of that certain Merger Agreement dated April 3, 2006, by and among Leucadia Technologies, Inc., IRIS Molecular Diagnostics, Inc., and Thomas H. Adams, Ph.D., the former sole shareholder of Leucadia, our Chief Technology Officer, and a member of our Board of Directors.

In the table above, the number of shares to be outstanding after this offering does not reflect the issuance of the following shares which are not being offered for sale under this prospectus:

•	An aggregate of 129,702 shares issuable under the terms of certain Deferred Stock Units and as contingent earn-out payments to the holders of such Deferred Stock Units pursuant to the Merger Agreement;

•	1,872,789 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $9.38 per share, as of June 15, 2006;

•	695,518 additional shares reserved for issuance under our 1998 Option Plan, as of June 15, 2006; and

•	74,300 shares issuable upon the exercise of outstanding warrants at an exercise price of $7.80 per share, as of June 15, 2006.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents that we incorporate by reference into this prospectus, you should carefully consider the following risks and uncertainties before purchasing our common stock. If any of these risks or uncertainties were to occur, our business, financial condition and operating results could suffer serious harm. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. See also, “special note on forward-looking statements.”

RISKS RELATED TO OUR BUSINESS

Our success depends largely on the acceptance of our iQ200 product line.

Our current strategy assumes that our iQ200 operating platform will be adopted by a large number of end-users. We have invested and continue to invest a substantial amount of our resources in promotion and marketing of the iQ200 product line in order to increase its market penetration, expand sales into new geographic areas and enhance and expand its system features. Failure of our iQ200 operating platform to achieve and maintain a significant market presence, or the failure to successfully implement our promotion and marketing strategy, will have a material adverse effect on our financial condition and results of operations.

Any failure to successfully introduce our future products and systems into the market could adversely affect our business.

The commercial success of our future products and systems depends upon their acceptance by the medical community. Our future product plans include capital-intensive laboratory instruments. We believe that these products can significantly reduce labor costs, improve precision and offer other distinctive benefits to the medical research community. However, there is often market resistance to products that require significant capital expenditures or which eliminate jobs through automation. We have no assurance that the market will accept our future products and systems, or that sale of our future products and systems will grow at the rates expected by our management.

Any failure to successfully develop new products could adversely affect our business.

Our commercial success depends on the timely development of new products that are needed for future growth. These new products depend on our success in demonstrating technical feasibility and achieving cost targets and functionality demanded by the market. Significant delays in product releases will result in budget over-runs and lower revenues.

If we fail to meet changing demands of technology, we may not continue to be able to compete successfully with our competitors.

The market for our products and systems is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. Our future success depends upon our ability to introduce new products that keep pace with technological developments, enhance current product lines and respond to evolving customer requirements. Our failure to meet these demands could result in a loss of our market share and competitiveness and could harm our revenues and results of operations.

Any failure or inability to protect our technology and confidential information could adversely affect our business.

Patents. Our commercial success depends in part on our ability to protect and maintain our Automated Intelligent Microscopy (or AIM) and other proprietary technology. We have received patents with respect to our technologies. However, ownership of technology patents may not insulate us from potentially damaging competition. Patent litigation relating to clinical laboratory instrumentation patents (like the ones we own) often involves complex legal and factual questions. Therefore, we can make no assurance that claims under patents currently held by us, or our pending or future patent applications, will be sufficiently broad to adequately protect what we believe to be our proprietary rights. Additionally, one or more of our patents could be circumvented by a competitor. We believe that our proprietary rights do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future. If we are unsuccessful in our defense against any infringement claim our patents, or patents in which we have licensed rights, may be held invalid and unenforceable.

Trade Secrets. We have trade secrets, unpatented technology and proprietary knowledge related to the sale, promotion, operation, development and manufacturing of our products. We generally enter into confidentiality agreements with our employees, suppliers and consultants. However, we cannot guarantee that our trade secrets, unpatented technology or proprietary knowledge will not become known or be independently developed by competitors. If any of this proprietary information becomes known to third parties, we may have no practical recourse against these parties.

Copyrights and Trademarks. We claim copyrights in our software and the ways in which it assembles and displays images. We also claim trademark rights in the United States and other foreign countries. However, we can make no assurance that we will be able to obtain enforceable copyright and trademark protection, nor that this protection will provide us a significant commercial advantage.

Potential Litigation Expenses. Offensive or defensive litigation regarding patent and other intellectual property rights could be time-consuming and expensive. Additionally, litigation could demand significant attention from our technical and management personnel. Any change in our ability to protect and maintain our proprietary rights could materially and adversely affect our financial condition and results of operations.

Our products could infringe on the intellectual property rights of others.

Given the complete factual and legal issues associated with intellectual property rights, there can be no assurance that our current and future products do not or will not infringe the intellectual property rights of others. A determination that such infringement exists or even a claim that it exists could involve us in costly litigation and have an adverse effect on our business and financial condition.

We operate in a consolidating industry that creates barriers to our market penetration.

The healthcare industry in recent years has been characterized by consolidation. Large hospital chains and groups of affiliated hospitals prefer to negotiate comprehensive supply contracts for all of their supply needs at once. Large suppliers can often equip an entire laboratory and offer hospital chains and groups one-stop shopping for laboratory instruments, supplies and service. Larger suppliers also typically offer annual rebates to their customers based on the customer’s total volume of business with the supplier. The convenience and rebates offered by these large suppliers are administrative and financial incentives that we do not offer our customers. Our plans for further market penetration in the urinalysis market will depend in part on our ability to overcome these and any new barriers resulting from continued consolidation in the healthcare industry. The failure to overcome such barriers could have a material adverse effect on our financial condition or results of operation.

Since we operate in the medical technology industry, our products are subject to government regulation that could impair our operations.

Most of our products are subject to stringent government regulation in the United States and other countries. These regulatory processes can be lengthy, expensive and uncertain. Additionally, securing necessary clearances or approvals may require the submission of extensive official data and other supporting information. Our failure to comply with applicable requirements could result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices, or criminal prosecution. If any of these events were to occur, they could harm our business. Changes in existing federal, state or foreign laws or regulations, or in the interpretation or enforcement of these laws, could also materially and adversely affect our business.

Changes in government regulation of the healthcare industry could adversely affect our business.

Federal and state legislative proposals are periodically introduced or proposed that would affect major changes in the healthcare system, nationally, at the state level or both. Future legislation, regulation or payment policies of Medicare, Medicaid, private health insurance plans, health maintenance organizations and other third-party payors could adversely affect the demand for our current or future products and our ability to sell our products on a profitable basis. Moreover, healthcare legislation is an area of extensive and dynamic change, and we cannot predict future legislative changes in the healthcare field or their impact on our industry or our business. Any impairment in our ability to market our products could have a material adverse effect on our financial condition and results of operation.

We may not be able to realize the deferred tax asset relating to our tax net operating loss carry forward.

As of March 31, 2006, we have deferred tax assets of approximately $9.7 million resulting from the differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management believes it is more likely than not that the deferred tax assets will be realized through future taxable income or alternative tax strategies. However, the net deferred tax assets could be reduced in the near term if management’s estimates of taxable income during the carryforward period are not realized or are significantly reduced or alternative tax strategies are not available. Although the Company believes that the deferred tax asset is recoverable, there is no assurance that we will be able to generate taxable income in the years that the differences reverse. Also, if we undergo an ownership change as defined in Section 382 of the Internal Revenue Code, NOLs generated prior to the ownership change would be subject to an annual limitation. If this occurs, a valuation allowance may be necessary.

We rely on independent and some single-source suppliers for key components of our instruments. Any delay or disruption in the supply of components may prevent us from selling our products and negatively impact our operations.

Certain of our components are obtained from outside vendors, and the loss or breakdown of our relationships with these outside vendors could subject us to substantial delays in the delivery of our products to our customers. Furthermore certain key components of our instruments are manufactured by only one supplier. For example, ARKRAY is the single source supplier for our line of urine chemistry analyzers and related consumable products and spare parts. Roche Diagnostics is the sole source for our proprietary CHEMSTRIP/IRIStrip urine test strips and related urine test strip readers, both used in our legacy instruments, the Model 500 and 939UDx urinalysis workstations. Because these suppliers are the only vendors with which we have a relationship for a particular component, we may be unable to sell products if one of these suppliers becomes unwilling or unable to deliver components meeting our specifications. Our inability to sell products to meet delivery schedules could have a material adverse effect on our reputation in the industry, as well as our financial condition and results of operation.

One of our single-source suppliers has terminated its agreement with us.

Roche Diagnostics has exercised its right to terminate its agreements with us relating to the supply of test strips and related urine test strip readers. Roche will continue to supply test strips and replacement readers to our installed base of legacy workstations until 2009. The failure to successfully and timely complete the phase out of their strips and readers with the introduction of our new iQ200 analyzers would have a material adverse affect on our instrument sales and the revenue growth for system consumables and service.

We face intense competition and our failure to compete effectively, particularly against larger, more established companies will cause our business to suffer.

The healthcare industry is highly competitive. We compete in this industry based primarily on product performance, service and price. Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, obtaining regulatory approvals and manufacturing and marketing and distribution. As a result, they may be better able to compete for market share, even in areas in which our products may be superior. Further, our competitive position could be harmed by the establishment of patent protection by our competitors or other companies. The existing competitors or other companies may succeed in developing technologies and products that are more effective or affordable than those being developed by us or that would render our technology and products less competitive or obsolete. If we are unable to effectively compete in our market, our financial condition and results of operation will materially suffer.

Our success depends on our ability to attract, retain and motivate management and other skilled employees.

Our success depends in significant part upon the continued services of key management and skilled personnel. Competition for qualified personnel is intense and there are a limited number of people with knowledge of, and experience in, our industry. We do not have employment agreements with most of our key employees nor maintain life insurance polices on them. The loss of key personnel, especially without advance notice, or our inability to hire or retain qualified personnel, could have a material adverse effect on our instrument sales and our ability to maintain our technological edge. We cannot guarantee that we will continue to retain our key management and skilled personnel, or that we will be able to attract, assimilate and retain other highly qualified personnel in the future.

Defective products may subject us to liability.

Our products are used to gather information for medical decisions and diagnosis. Accordingly, a defect in the design or manufacture of our products, or a failure of our products to perform for the use that we specify, could have a material adverse effect on our reputation in the industry and subject us to claims of liability arising from inaccurate or allegedly inaccurate test results. Misuse of our products by a technician that results in inaccurate or allegedly inaccurate test results could similarly subject us to claims of liability. We currently maintain product liability insurance coverage for up to $1.0 million per incident and up to an aggregate of $2.0 million per year. We also currently maintain a product liability umbrella policy for coverage of claims aggregating to $10.0 million. Although management believes this liability coverage is sufficient protection against future claims, there can be no assurance of the sufficiency of these policies. Any substantial underinsured loss would have a material adverse effect on our financial condition and results of operation. Furthermore, any impairment of our reputation could have a material adverse effect on our sales and prospects for future business. We have not received any indication that our insurance carrier will not renew our product liability insurance at or near current premiums; however, we cannot guarantee that this will continue to be the case. In addition, any failure to comply with Federal Drug Administration regulations governing manufacturing practices could hamper our ability to defend against product liability lawsuits.

Business interruptions could adversely affect our business.

Products for Iris Diagnostics and Sample Processing are manufactured in a single facility for each division, except for our IVD consumables. Our manufacturing facilities are vulnerable to interruption in the event of war, terrorism, fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. If our facilities were significantly damaged or destroyed by any cause, we would experience delays in locating a new facility and equipment and qualifying the new facility with the FDA. Our results would suffer. In addition, we may not carry adequate business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could be substantial.

If we are unable to manage our growth, our results could suffer.

We have been experiencing significant growth in the scope of our operations. This growth has placed significant demands on our management, as well as operational resources. In order to achieve our business objectives, we anticipate that we will need to continue to grow. If this growth occurs, it will continue to place additional significant demands on our management and our operational resources, and will require that we continue to develop and improve our operational, financial and other internal controls both in the US and internationally. In particular, if our growth continues, it will increase the challenges in implementing appropriate control systems, expanding our sales and marketing infrastructure capabilities, providing adequate training and supervision to maintain high quality standards, and preserving our cultural values. The main challenge associated with our growth has been the management of our expenses. Our inability to scale our business appropriately or otherwise adapt to growth, could cause our business, financial condition and results of operations to suffer.

Our quarterly sales and operating results may fluctuate in future periods, and if we fail to meet expectations the price of our common stock may decline.

Our quarterly sales and operating results have fluctuated significantly in the past and are likely to do so in the future due to a number of factors, many of which are not within our control. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our sales and operating results include the following:

•	variation in demand for our products, including seasonality;

•	our ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	our ability to manage inventories, accounts receivable and cash flows;

•	our ability to control costs;

•	the size, timing, rescheduling or cancellation of orders from consumers and distributors; and

•	our ability to forecast future sales and operating results and subsequently attain them.

The amount of expenses we incur depends, in part, on our expectations regarding future sales. In particular, we expect to continue incurring substantial expenses relating to the marketing and promotion of our products. Since many of our costs are fixed in the short term, if we have a shortfall in sales, we may be unable to reduce expenses quickly enough to avoid losses. If this occurs, we will not be profitable. Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

We depend on independent distributors to sell our products in international markets.

We sell our products in international markets through independent distributors. These distributors may not command the necessary resources to effectively market and sell our products. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as substantial disruption and a resulting loss of sales.

Our sales in international markets are subject to a variety of laws and political and economic risks that may adversely impact our sales and results of operations in certain regions.

Our ability to capitalize on growth in international markets is subject to risks including:

•	changes in currency exchange rates which impact the price to international consumers;

•	the burdens of complying with a variety of foreign laws and regulations;

•	unexpected changes in regulatory requirements; and

•	the difficulties associated with promoting products in unfamiliar cultures.

We are also subject to general, political, economic and regulatory risks in connection with our international sales operations, including:

•	political instability;

•	changes in diplomatic and trade relationships;

•	general economic fluctuations in specific countries or markets; and

•	changes in regulatory schemes.

Any of the above mentioned factors could adversely affect our sales and results of operations in international markets.

We are subject to currency fluctuations.

We are exposed to certain foreign currency risks in the importation of goods from Japan. The line of urine chemistry analyzers, two assemblies for our iQ200 platform and related consumables strips and spare parts are sourced from ARKRAY, a supplier located in Kyoto, Japan. Our purchases from this supplier are denominated in Japanese Yen. These components represent a significant portion of our material costs. Fluctuations in the US Dollar/ Japanese Yen exchange rate could result in increased costs for our key components. Any increases would reduce our gross margins and would be likely to result in a material adverse effect on our profitability. Similarly, we are also exposed to currency fluctuations with respect to the exportation of our products. All of our sales are denominated in US Dollars. Accordingly, any fluctuation in the exchange rate between the US Dollar and the currency of the country with which we are exporting products could also affect our ability to sell internationally.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Anti-takeover provisions of Delaware law could delay or prevent an acquisition of our Company.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock or preventing changes in our management.

A limited public market exists for our securities, which may restrict our shareholders’ ability to trade in our stock.

There is a limited public market for our common stock on the NASDAQ Global Market, and no assurance can be given that a market will continue or that a shareholder will ever be able to liquidate his investment without considerable delay, if at all. Our stock price may be highly volatile. Factors such as those discussed in this section may have a significant impact upon the market price of our securities.

If we need to sell or issue additional shares of common stock or assume additional debt to finance future growth, our shareholders’ ownership could be diluted or our earnings could be adversely impacted.

Our business strategy may include expansion through internal growth, by acquiring complementary businesses, or by establishing strategic relationships with targeted customers. In order to do so or to fund our other activities, we may issue additional equity securities that could dilute our shareholders’ stock percentage ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations.

USE OF PROCEEDS

All proceeds from the sale of the shares of common stock offered by this prospectus will be for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares of our common stock.

SELLING STOCKHOLDERS

On April 3, 2006, we acquired Leucadia Technologies, Inc. pursuant to a Merger Agreement by and among Leucadia Technologies, Inc. (“Leucadia”), IRIS Molecular Diagnostics, Inc. (“IMD”), and Thomas H. Adams, Ph.D., the sole shareholder of Leucadia and a member of our Board of Directors (the “Merger Agreement”). As consideration for the merger, Dr. Adams received an aggregate of $3.1 million in cash and 272,375 shares of our common stock having a value of $4.2 million, based on an assigned value of $15.42 per share. We also assumed all Deferred Stock Units of Leucadia issued and outstanding as of the closing of the merger. Such Deferred Stock Units now consist of the right to receive an aggregate of 51,879 shares of our Common Stock at certain dates in the future.

Further, pursuant to the terms of the Merger Agreement, Dr. Adams and the holders of the Deferred Stock Units may receive an aggregate earn-out payment of up to 129,702 shares of our common stock, having a value of $2.0 million based on an assigned value of $15.42 per share in the event the acquired business reaches certain milestones set forth in the Merger Agreement. The earn-out payment will be issued to Dr. Adams and the holders of the Deferred Stock Units pro rata in accordance with the terms of the Merger Agreement. If such milestones are met, Dr. Adams will be entitled to receive up to 108,950 of the shares constituting the earn-out payment.

We are registering the shares of common stock identified in the table below pursuant to registration rights we granted to Dr. Adams, the selling stockholder, under a Registration Rights Agreement, dated April 3, 2006, entered into in connection with the Merger Agreement. We have agreed to pay all reasonable expenses incurred in connection with the registration of the shares of common stock. The following table sets forth (1) the name of the selling stockholder, (2) to our knowledge, the number of shares of outstanding common stock beneficially owned by the selling stockholder as of the date of this prospectus, (3) the aggregate number of shares of common stock that the selling stockholder may offer and sell for his account under this prospectus and (4) to our knowledge and assuming that all of the shares of common stock offered under this prospectus or otherwise beneficially owned by the selling stockholder as of the date of this prospectus are sold, the aggregate number of shares of common stock and the percentage of outstanding shares of common stock to be beneficially owned by the selling stockholder upon completion of the offering made under this prospectus. The following table is based on information provided to us by the selling stockholder named in the table, and does not necessarily indicate beneficial ownership for any other purpose. For the purpose of this table, the number of shares beneficially owned includes any shares as to which a person has sole or shared voting power or investment power. Shares which a person has the right to acquire within 60 days of the date of this prospectus are included in the shares owned by that person and are treated as outstanding for purposes of calculating the ownership percentage of that person, but not for any other person. The term “selling stockholder” includes the selling stockholder listed below and his transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the selling stockholder is based on 17,854,185 shares of stock outstanding as of June 15, 2006.

Dr. Adams was appointed as a member of our board of directors on June 10, 2005, and held 28,055 options to purchase our common stock immediately prior to our acquisition of Leucadia. Upon our acquisition of Leucadia, Dr. Adams became our Chief Technology Officer. Dr. Adams served as Chairman and Chief Executive Officer of Leucadia Technologies until such acquisition. To our knowledge, other than as set forth above, the selling stockholder did not, in the three years prior to the date of the prospectus, hold any position, office or other material relationship with us or any of our predecessors or affiliates.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percent of Outstanding Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering		Percent of Outstanding Shares of Common Stock Beneficially Owned After the Offering
Thomas H. Adams	300,430	(2)	1.68%	381,325	28,055	(1)	0.26%

(1)	Assumes that all shares being offered by the selling stockholder under this prospectus are sold, that the selling stockholder acquires no additional shares of common stock before the completion of this offering, and that the selling stockholder disposes of no shares of common stock other than those offered under this prospectus.
(2)	Includes vested options to purchase an aggregate of 28,055 shares of our common stock.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling stockholder. The selling stockholder and his successors, including his transferees, assignees, pledges, donees or other successors, may dispose of the shares covered by this prospectus from time to time for their own accounts. They will act independently of us in making decisions regarding the timing, manner and size of each sale. They may sell their shares on the Nasdaq Global Market or other exchanges, in the over-the-counter market or in privately negotiated transactions. They may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the Form of discounts, concessions, or commissions from the selling stockholders or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may dispose of his shares through any of the following methods or any combination of these methods:

•	purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•	cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•	through the writing of options;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	any combination of the above transactions; or

•	any other lawful method.

In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholder.

The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling stockholder also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling stockholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers shares for whom they act as agents or to whom they sell as principals, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholder has advised us that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until the earliest to occur of the following:

•	the date on which all shares held by the selling stockholder can be sold immediately without registration and free of volume or manner of sale restrictions pursuant to Rule 144; or

•	the date on which all shares offered by this prospectus have been sold or otherwise transferred by the selling stockholder pursuant to and in accordance with the registration statement, or in other transactions that would result in the removal of transfer restrictions and restrictive legends from the shares.

We may suspend the selling stockholder’s right to resell shares under this prospectus for limited periods if required to do so by regulatory action or because material information or events affecting us are not adequately disclosed in the then available prospectus.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder. We have also agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

Because the selling stockholder may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of the selling stockholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations under the Securities Exchange Act of 1934, as amended, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling stockholders.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Our common stock is traded on the Nasdaq Global Market under the symbol “IRIS.” The transfer agent for our shares of common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York, 10004-1123, Attention: William F. Seegraber.

LEGAL MATTERS

The validity of the issuance of the shares of common stock in this offering will be passed upon for us by Stubbs, Alderton & Markilies LLP, 15260 Ventura Boulevard, Sherman Oaks, California 91403.

EXPERTS

The consolidated financial statements as of December 31, 2005 and for the three years then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the SEC, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference room maintained by the SEC at the following address:

Public Reference

Room 450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Investor Relations, IRIS International, Inc., 9172 Eton Avenue, Chatsworth, California 91311-5874; telephone number (818) 709-1244.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the termination of the offering:

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 and any amendments thereto;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2006;

•	our Current Reports on Form 8-K filed on May 17, May 10, April 7 and March 2, 2006;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 3, 1981, including any amendment or report filed for the purpose of updating this description.

You may obtain copies of those documents on the website maintained by the SEC at www.sec.gov, or from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$533
Nasdaq Global Market additional listing fee	3,813
Accounting fees and expenses	6,000
Legal fees and expenses	5,000
Printing and related fees	1,000
Total	$16,346

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s Certificate of Incorporation, Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

As permitted by Section 145 of the Delaware General Corporation Law, Article VIII of our Certificate of Incorporation, as amended, provides:

“The corporation shall to the fullest extent permitted by Section 145 of the Delaware General Corporation Law indemnify all persons whom it may indemnify pursuant thereto.”

Our Bylaws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws.

We maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against any of them and expense incurred by any of them in any capacity, subject to certain exclusions.

ITEM 16. EXHIBITS.

Exhibit Number	Description of Exhibit
2.1	Merger Agreement, dated April 3, 2006, by and among Iris International, Inc., IRIS Molecular Diagnostics, Inc., Leucadia Technologies, Inc., and, Dr. Thomas H. Adams. (1)

4.1	Certificate of Incorporation, as amended (2)

4.2	Certificate of Ownership and Merger (3)

4.3	Amended and Restated Bylaws (3)

4.4	Specimen of Common Stock Certificates (4)

4.5	Registration Rights Agreement between Iris International, Inc. and Thomas H. Adams, Ph.D., dated April 3, 2006. (1)

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

32.1	Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to our Current Report on Form 8-K, dated April 3, 2006, filed on April 7, 2006.
(2)	Incorporated by reference to our Current Report on Form 8-K dated August 12, 1987 and our Quarterly Report on Form 10-Q for the Quarter ended September 30, 1993.
(3)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.
(4)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1994

ITEM 17. UNDERTAKING.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on June 29, 2006.

IRIS INTERNATIONAL, INC.

By:	/s/ César M. García
César M. García,
Chief Executive Officer

By:	/s/ Donald C. Mueller
Donald C. Mueller,
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Donald C. Mueller and César M. García, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ César M. García César M. García	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2006

/s/ Donald C. Mueller Donald C. Mueller	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 29, 2006

/s/ Steven M. Besbeck Steven M. Besbeck	Director	June 29, 2006

/s/ Thomas H. Adams Thomas H. Adams	Director	June 29, 2006

/s/ Richard G. Nadeau Richard G. Nadeau	Director	June 29, 2006

/s/ Michael D. Matte Michael D. Matte	Director	June 29, 2006

/s/ Stephen E. Wasserman Stephen E. Wasserman	Director	June 29, 2006

/s/ Richard H. Williams Richard H. Williams	Director	June 29, 2006

INDEX

Exhibit Number	Description of Exhibit
2.1	Merger Agreement, dated April 3, 2006, by and among Iris International, Inc., IRIS Molecular Diagnostics, Inc., Leucadia Technologies, Inc., and, Dr. Thomas H. Adams (1)

4.1	Certificate of Incorporation, as amended (2)

4.2	Certificate of Ownership and Merger (3)

4.3	Amended and Restated Bylaws (3)

4.4	Specimen of Common Stock Certificates (4)

4.5	Registration Rights Agreement between Iris International, Inc. and Thomas H. Adams, Ph.D., dated April 3, 2006 (1)

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to our Current Report on Form 8-K, dated April 3, 2006, filed on April 7, 2006.
(2)	Incorporated by reference to our Current Report on Form 8-K dated August 12, 1987 and our Quarterly Report on Form 10-Q for the Quarter ended September 30, 1993.
(3)	Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.
(4)	Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1994